Exhibit 5.1

RICHARDSON & PATEL LLP
10900 Wilshire Boulevard
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

March 31, 2009

Premier Power Renewable Energy, Inc.
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762

Re:	Premier Power Renewable Energy, Inc.
Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as counsel for Premier Power Renewable Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1/A of an aggregate 2,689,965 shares of the Company’s common stock, including 728, 972 shares transferable by shareholders of the Company upon exercise of options held by another shareholder of the Company (the “Shares”). In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance of the Shares, the Certificate of Incorporation and all amendments thereto of the Company, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares that may be transferred upon exercise of the Options in accordance with its terms are legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Legal Matters" in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP
/s/ Richardson & Patel LLP